Filed Pursuant to Rule 424(b)(3)
Registration No. 333-293059
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2026
Preliminary Prospectus Supplement
(To Prospectus dated January 29, 2026)

$

GE Vernova Inc.
$   % Senior Notes due 20
$   % Senior Notes due 20
$   % Senior Notes due 20
We are offering $    aggregate principal amount of   % senior notes due 20   (the “20 notes”), $    aggregate principal amount of   % senior notes due 20  (the “20  notes”) and $    aggregate principal amount of   % senior notes due 20   (the “20   notes” and, together with the 20   notes and the 20   notes, the “notes”). The 20   notes will bear interest at a rate of   % per annum. The 20  notes will bear interest at a rate of   % per annum. The 20   notes will bear interest at a rate of   % per annum. Interest on each series of the notes will be payable in cash semi-annually in arrears on      and     of each year, beginning on    , 2026. The 20   notes will mature on     , 20 , the 20  notes will mature on    , 20   and the 20  notes will mature on    , 20  .
We may redeem notes of any series at any time and from time to time, in whole or in part, at the applicable redemption prices and at the times specified under “Description of Notes—Optional Redemption.” If we experience a change of control repurchase event with respect to a series of notes, we may be required to offer to purchase such series of notes from their holders. See “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.”
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior indebtedness. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
We intend to use the net proceeds from this offering for general corporate purposes, including financing a portion of the purchase price of the Prolec Acquisition (as defined herein). See “Use of Proceeds.”
The notes will not be listed on any securities exchange.

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-5 and in our latest Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement (as such risk factors may be updated from time to time in our public filings).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Initial public offering price(1)		Underwriting discounts		Proceeds, before expenses, to us
	Per Note	Total	Per Note	Total	Per Note	Total
20 notes	%	$	%	$	%	$
20 notes	%	$	%	$	%	$
20 notes	%	$	%	$	%	$
Total	%	$	%	$	%	$

(1)	Plus accrued interest from , 2026 if settlement occurs after that date.
The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company (“DTC”), including its participants Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”), against payment in New York, New York on or about    , 2026.
Joint Book-Running Managers

Citigroup	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is     , 2026.

Prospectus Supplement
Prospectus
Neither we nor the underwriters have authorized any other person to give any information not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus and any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you constitute an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus and in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you is current only as of the respective dates of such documents. Our business, financial condition, results of operations, and prospects may have changed since those dates.
It is expected that delivery of the notes will be made against payment therefor on or about    , 2026, which is the second business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. Neither we nor any underwriter has authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed with the SEC and we take no responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.
Unless the context otherwise requires, references in this prospectus supplement to the “Company,” “GE Vernova,” “we,” “us,” and “our” refer to GE Vernova Inc. and its direct and indirect subsidiaries.
References herein to “$” and “dollars” are to the lawful currency of the United States. The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).
TRADEMARKS AND COPYRIGHTS
GE and the GE Monogram logo are trademarks of General Electric Company (“GE”). We own or have the rights to use the trademarks, service marks, trade names, logos, and copyrights appearing in this prospectus supplement and the accompanying prospectus, and in the documents incorporated by reference herein and therein, in each case that are identified as ours; other trademarks, service marks, trade names, logos, and copyrights appearing herein are the property of their respective owners. The use or display of third-party marks or copyrighted works is for identification purposes only and does not imply any affiliation with or endorsement by their owners. Solely for convenience, this prospectus supplement may refer to our intellectual property without the ™, ®, or © symbols; such references are not intended to indicate that such marks or works are not registered or that we will not assert, to the fullest extent under applicable law, our rights therein.
INDUSTRY INFORMATION
This prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, contain various historical and projected information concerning our industry, the markets in which we participate, and our positions in these markets. Some of this information is from industry publications and other third-party sources, and other information is from our own analysis of data received from these third-party sources, our own internal data, and market research that our management team commissions for our own evaluations and planning. All of this information involves a variety of assumptions, limitations, and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates.
S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements can often be identified by the use of forward-looking language such as “believe,” “expect,” “guidance,” “outlook,” “anticipate,” “intend,” “plan,” “estimate,” “will,” “may” and negatives or derivatives of these or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.
There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus supplement, or in the case of the accompanying prospectus or the documents incorporated by reference herein and therein, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.
As set forth more fully under “Part I, Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, which is incorporated by reference herein, important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following:
•	Quality issues or safety failures among our products, solutions, or services;
•	Significant supply chain or logistics disruptions, including cost or availability of materials or components;
•	Disruptions or capacity constraints at our manufacturing or operating facilities;
•	Our ability to manage our costs and achieve anticipated cost savings;
•	Our ability to execute and estimate long-term service obligations;
•	Our ability to successfully compete;
•	Our ability to innovate and successfully commercialize new technologies and manage our product cycles;
•	Achieving expected benefits from strategic transactions, joint ventures, and other third-party collaborations;
•	Issues with grid connectivity or our customers’ ability to sell generated electricity;
•	Our ability to manage customer and counterparty relationships and contracts;
•	Our ability to maintain our investment grade credit ratings;
•	Our access to capital or credit markets or other financing on acceptable terms;
•	Decarbonization and energy-transition dynamics;
•	Changes in energy, environmental, and tax laws and policies;
•	Challenges of operating globally, including complex legal, regulatory, and compliance risks;
•	Natural disasters, physical effects of climate change, pandemics, and other emergencies;
•	Geopolitical events;
•	Our ability to meet sustainability expectations, standards, and goals;
•	International trade policies;
•	Our ability to obtain, maintain, and comply with approvals, licenses, and permits;
S-iii

•	Our ability to comply with laws and regulations and related compliance costs;
•	Impacts from claims, litigations, regulatory proceedings, and enforcement actions;
•	Our ability to attract and retain highly qualified personnel and impacts from any labor disputes or actions;
•	Our ability to secure, deploy and protect our intellectual property rights and defend against third-party claims;
•	Foreign currency impacts;
•	Our ability to realize the benefits from our Spin-Off (as defined herein) from, and our obligations to, GE;
•	Our capital allocation plans, including the timing and amount of any dividends, share repurchases, acquisitions, organic investments, and other priorities;
•	The price, availability, volatility, and trading volumes of our common stock;
•	The amount and timing of our cash flows and earnings;
•	The impact of cybersecurity or data security incidents; and
•	Other changes in macroeconomic and market conditions and volatility.
S-iv

SUMMARY
The following summary highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein and in the accompanying prospectus. In particular, you should carefully consider the risks and uncertainties described under the headings “Cautionary Note Concerning Forward-Looking Statements” included in this prospectus supplement and “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”) (as such risk factors may be updated from time to time in our public filings).
Our Company
GE Vernova is a global leader in the electric power industry, with products and services that generate, transfer, orchestrate, convert, and store electricity. We design, manufacture, deliver, and service technologies to create a more reliable, secure, and sustainable electric power system, enabling electrification and decarbonization, underpinning the progress and prosperity of the communities we serve. We are a purpose-built company, positioned with a unique scope and scale of solutions to help accelerate the energy transition, while servicing and growing our installed base and strengthening our own profitability and stockholder returns. We have a strong history of innovation, which is a key strength enabling us to meet our customers’ needs.
The breadth of our portfolio also enables us to provide an extensive range of technologies and integrated solutions to help advance our customers’ energy and sustainability goals. Our installed base generates approximately 25% of the world’s electricity. We build, modernize, and service power systems to help our customers electrify their operations and economies, meet power demand growth, improve system reliability and resiliency, and navigate the energy transition through limiting and reducing emissions. The portfolio of equipment and services that we deliver is diversified across technology types and is adaptable based on electric power market conditions and demand.
We report three business segments that are aligned with the nature of equipment and services they provide, specifically Power, Wind, and Electrification. Within our segments, Power includes gas, nuclear, hydro, and steam technologies, providing a critical foundation of dispatchable, flexible, stable, and reliable power. Our Wind segment includes our wind generation technologies, inclusive of onshore and offshore wind turbines and blades. Electrification includes grid solutions, power conversion and storage, and electrification software technologies required for the transmission, distribution, conversion, storage, and orchestration of electricity from point of generation to point of consumption.
Our Corporate History and Corporate Information
GE Vernova is a Delaware corporation. On April 2, 2024, GE, which now operates as GE Aerospace, completed the previously announced spin-off (the “Spin-Off”) of GE Vernova. In connection with the Spin-Off, GE distributed all of the shares of our common stock to its stockholders and we became an independent company.
Our principal executive office is located at 58 Charles Street, Cambridge, MA 02141, and our telephone number is (617) 674-7555. We maintain a website at www.gevernova.com. The information on, or accessible through, our website is not a part of this prospectus supplement and is not incorporated into this prospectus supplement or the accompanying prospectus by reference.

The Offering
The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to “Description of Notes.” As used in this section, the terms “us,” “we” and “our” refer only to GE Vernova Inc. and not to any of its subsidiaries.
Issuer
GE Vernova Inc.
Notes Offered
$     aggregate principal amount of  % senior notes due 20 .
$     aggregate principal amount of  % senior notes due 20 .
$     aggregate principal amount of  % senior notes due 20 .
Maturity
The 20  notes will mature on    , 20 . The 20  notes will mature on    , 20 . The 20  notes will mature on    , 20 .
Interest Rates
The 20  notes will bear interest at a rate of  % per annum. The 20  notes will bear interest at a rate of  % per annum. The 20  notes will bear interest at a rate of  % per annum.
Interest Payment Dates
We will pay interest on each series of the notes semi-annually in arrears on      and      of each year, commencing     , 2026.
Priority
The payment of the principal of, premium, if any, and interest on the notes will:
•
rank equally in right of payment with all existing and future unsubordinated indebtedness, liabilities and other obligations of the Company, including borrowings under our Revolving Credit Facility (as defined herein);

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company;
•	be effectively junior to all future secured indebtedness of the Company, to the extent of the value of the assets securing such indebtedness; and
•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of the Company.
As of December 31, 2025, we had approximately $50 million of outstanding indebtedness, excluding financing leases, on a consolidated basis.
Optional Redemption
Each series of notes will be redeemable at any time and from time to time prior to the applicable Par Call Date (as defined herein), as a whole or in part, at our option, at a redemption price equal to the greater of 100% of the principal amount of the series of notes to be redeemed and the applicable “make-whole” amount calculated as described in this prospectus supplement, in each case, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
“Par Call Date” means, (i) with respect to the 20  notes,     , 20  (  months prior to the maturity date), (ii) with respect to the 20  notes,     , 20  (  months prior to the maturity date) and (iii) with respect to the 20  notes,     , 20  (  months prior to the maturity date).
At any time and from time to time on or after the applicable Par Call Date, we may redeem all or a portion of the notes of any series at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”
Change of Control Repurchase Event
If we experience a change of control repurchase event (as defined in “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”), each holder may require us to repurchase some or all of our notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.”
Certain Covenants
The indenture governing the notes will contain certain restrictions, including restrictions on our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. These restrictions are subject to a number of exceptions. See “Description of Notes.”
Form and Denomination
The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
DTC Eligibility
The notes will be represented by global certificates deposited with, or on behalf of, DTC, including its participants Clearstream and Euroclear, or their nominees. See “Book-Entry; Delivery and Form.”
Trading Market
The notes constitute a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list the notes of any series on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value or at all.
Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including financing a portion of the purchase price of our previously announced acquisition of the remaining 50% percent stake of Prolec GE, our unconsolidated joint venture with Xignux, that is expected to close on February 2, 2026 (the “Prolec Acquisition”). See “Use of Proceeds.”
Additional Issuances
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of any series ranking equally and ratably with the notes of such series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional notes; provided that, if such additional notes of the applicable series are not fungible for U.S. federal income tax purposes with the notes of such series, such additional notes will have a different CUSIP, ISIN and/or any other identifying number. Any such additional notes will have the same terms as to status, redemption or otherwise as the notes of the applicable series.
Governing Law
The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.
Trustee
The Bank of New York Mellon.
Risk Factors
See “Risk Factors” beginning on page S-5 of this prospectus supplement and in our 2025 Form 10-K, which is incorporated by reference into this prospectus supplement, to read about important factors you should consider before buying the notes.

RISK FACTORS
An investment in the notes involves a number of risks. You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth below and in the 2025 Form 10-K, which is incorporated by reference herein (as such risk factors may be updated from time to time in our public filings). Any of these risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement and the accompanying prospectus. While we believe we have identified and discussed below and in the documents incorporated by reference herein the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such business, financial condition and results of operations in the future.
Risks Related to the Notes
The notes are obligations of GE Vernova only and our operations are conducted through, and a substantial portion of our consolidated assets is held by, our subsidiaries.
The notes are obligations of GE Vernova. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from those subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.
We may incur substantial indebtedness in the future, including secured indebtedness, which could intensify the risks associated with our indebtedness.
We and our subsidiaries may incur substantial indebtedness in the future. Although the terms of the credit agreements governing our (i) $3.0 billion five-year unsecured revolving credit facility (the “Revolving Credit Facility”) and (ii) $3.0 billion standby letter of credit and bank guarantee facility (the “Trade Finance Facility” and, collectively with the Revolving Credit Facility, the “Credit Facilities”) contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, and the indenture governing the notes will contain, and the credit agreements governing the Credit Facilities contain, restrictions on our and certain of our subsidiaries ability to incur secured indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness (including secured indebtedness) incurred in compliance with these restrictions could be substantial. For example, we may incur substantial additional indebtedness to finance acquisitions, mergers, investments, joint ventures or other expansions of our operations. The restrictions in our debt documents also will not prevent us from incurring obligations that do not constitute indebtedness. Our ability to make payments on and to refinance our indebtedness, including any future indebtedness that we may incur, will depend on our ability to generate cash in the future from operations, financings, or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.
Ratings of the notes may not reflect all risks of your investment in the notes, and changes in ratings of the notes after issuance may affect the market price and marketability of the notes.
Any credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued.
There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as regulatory action taken against us or future acquisitions, mergers, investments, joint ventures or other expansions of our operations. Any lowering, suspension or withdrawal of such ratings with respect to the notes or the anticipation of such changes may have an adverse effect on the market price or marketability of such notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.
If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.
Each series of the notes constitutes a new issue of securities, for which there is no established trading market. We do not intend to apply for listing of the notes of any series on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained for a series of notes, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell such notes or the price at which you will be able to sell the notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the notes, the outstanding amount of the notes, the terms related to redemption of the notes, and the level, direction and volatility of market interest rates generally.
The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control repurchase event.
We may not have the ability to raise the funds necessary to fulfill the obligations under the notes following a “change of control repurchase event,” which includes the occurrence of both a “change of control” and a “ratings event,” each as defined in “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.” Under the indenture, upon the occurrence of a change of control repurchase event, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of repurchase. However, we may not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of the notes. Our failure to make or complete a change of control repurchase event offer would place us in default under the indenture governing the notes. In addition, certain change of control repurchase events will be an event of default under our Credit Facilities, so we would need to repay any indebtedness then outstanding thereunder, deposit cash collateral in respect of outstanding letters of credit or bank guarantees and/or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such indebtedness or obtain such consents at such time.
We may issue additional notes.
Under the terms of the indenture that will govern the notes, we may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of any series, which will be equal in rank to the outstanding notes of such series in all material respects so that the new notes may be consolidated and form a single series with the notes and have the same terms and conditions as to status, redemption or otherwise (except for the issue date, the public offering price and, in some cases, the first interest payment date, as described under “Description of the Notes—Additional Issues”) as the notes of such series. If the additional notes of any series, if any, are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, the additional notes of such series will have a separate CUSIP number.
An increase in market interest rates could result in a decrease in the market value of the notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes bearing interest at fixed rates of interest and market interest rates increase, the market values of those notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $   , after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including financing a portion of the purchase price of the Prolec Acquisition.

CAPITALIZATION
The following table sets forth our consolidated cash, cash equivalents and restricted cash and our capitalization, in each case, as of December 31, 2025:
•	on an actual basis; and
•
on an as adjusted basis to give effect to the completion this offering of the notes and the application of the net proceeds from this offering as described under the heading “Use of Proceeds” in this prospectus supplement.

You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our 2025 Form 10-K.

	As of December 31, 2025
(in millions, except share and per share data)	Actual	As Adjusted
	(audited)	(unaudited)
Cash, cash equivalents and restricted cash	$8,848	$ (2)
Indebtedness, excluding financing leases(1):
Revolving Credit Facility	—	—
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
Other obligations	50	50
Total indebtedness, excluding finance leases	50
Stockholders’ Equity:
Common stock, par value $0.01 per share, 1,000,000,000 shares authorized; 269,529,464 shares issued and outstanding as of December 31, 2025	3	3
Additional paid-in-capital	9,813	9,813
Retained earnings	6,154	6,154
Treasury stock, at cost, 8,397,266 shares as of December 31, 2025	(3,385)	(3,385)
Accumulated other comprehensive income (loss)	(1,407)	(1,407)
Total equity attributable to GE Vernova	11,178	11,178
Noncontrolling interest	1,118	1,118
Total stockholders’ equity	12,296	12,296
Total capitalization	$12,346

(1)	Reflects the aggregate principal amount issued, net of underwriting fees, discounts and estimated expenses.
(2)	Reflects the expected use of approximately $5.275 billion of cash on hand prior to the completion of this offering to fund the purchase price of the Prolec Acquisition.

DESCRIPTION OF NOTES
The following summary of the provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and the notes. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “we,” “our,” and “us” refer only to GE Vernova Inc. and not to our subsidiaries.
General
The notes are to be issued under an indenture, to be dated as of the closing date of this offering (the “base indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a supplemental indenture, to be dated as of the closing date of this offering (the “supplemental indenture” and, together with the base indenture, the “indenture”), between us and the Trustee.
We will initially issue a total of $    aggregate principal amount of   % senior notes that will mature on    , 20  , a total of $    aggregate principal amount of   % senior notes that will mature on    , 20   , and a total of $    aggregate principal amount of   % senior notes that will mature on    , 20  . The notes are unsecured and will rank equally in right of payment with our other unsubordinated indebtedness.
The notes will not be listed on any securities exchange.
The notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
By “business day” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, New York, United States.
Priority
The payment of the principal of, premium, if any, and interest on the notes will:
•	rank equally in right of payment with all existing and future unsubordinated indebtedness, liabilities and other obligations of the Company, including borrowings under our Revolving Credit Facility;
•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company;
•	be effectively junior to all future secured indebtedness of the Company, to the extent of the value of the assets securing such indebtedness; and
•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of the Company.
A substantial portion of the Company’s assets are owned through its subsidiaries, many of which have liabilities of their own, which will be structurally senior to the notes. None of the Company’s subsidiaries will have any obligations with respect to the notes. Therefore, the Company’s rights and the rights of the Company’s creditors, including holders of notes, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of such subsidiary’s creditors.
Interest and Principal
The 20  notes will bear interest from    , 2026 at a rate of   % per annum, the 20   notes will bear interest from    , 2026 at a rate of   % per annum and the 20   notes will bear interest from    , 2026 at a rate of   % per annum. We will pay interest on the 20  notes semi-annually in arrears on      and      of each year, with the first payment on    , 2026, to the persons in whose names such notes are registered at the close of business on      and    , as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date. We will pay interest on the 20   notes semi-annually in arrears on      and      of each year, with the first payment on    , 2026, to the persons in whose names such notes are registered at the close of business on      and     , as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date. We will pay interest on the 20  notes semi-annually in arrears on     and     of each year, with the first payment on    , 2026, to the persons in whose names such notes are registered at the close of business on     and    , as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.

In each case, interest payable on the maturity date of the notes or any redemption date of the notes shall be payable to the person to whom the principal of such notes shall be payable. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. We will make payments of principal, premium, if any, and interest through the Trustee to DTC.
Interest payable on any interest payment date, redemption date, repurchase date or maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the applicable series of notes) to, but excluding, such interest payment date, redemption date, repurchase date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date, repurchase date or any redemption date of the notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.
Optional Redemption
Each series of notes will be redeemable at any time and from time to time prior to the applicable Par Call Date, as a whole or in part, at our option, on at least 10 days’, but not more than 60 days’, prior notice electronically delivered or mailed to each holder of the notes to be redeemed (or otherwise sent in accordance with the procedures of DTC), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•	100% of the principal amount of the notes to be redeemed; and
•
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the applicable redemption date (assuming the notes to be redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined herein) plus     basis points (in the case of the 20  notes),    basis points (in the case of the 20  notes) or     basis points (in the case of the 20  notes), less (b) interest accrued to, but excluding, the date of redemption;

plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date.
Notwithstanding the immediately preceding paragraph, we may redeem all or a portion of each series of notes at our option at any time and from time to time on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Any redemption or notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering or change of control, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof will be given prior to the completion thereof, may be partial as a result of only some of the conditions being satisfied, may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) and may be rescinded at any time if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). We may provide in such notice that payment of the applicable redemption price and the performance of our obligations with respect to such redemption may be performed by another person.
If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.
For purposes of the notes:
•
“Par Call Date” means (i) with respect to the 20   notes,    , 20   (   months prior to the maturity date), (ii) with respect to the 20   notes,    , 20   (   months prior to the maturity date) and (iii) with respect to the 20   notes,    , 20   (   months prior to the maturity date).

•	“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding the applicable Par Call Date, and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
No Sinking Fund; Open Market Purchases
Except as set forth in this prospectus supplement, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund. However, we may at any time, and from time to time, purchase the notes at any price or prices in the open market, pursuant to tender or exchange offers or otherwise.
Purchase of Notes upon a Change of Control Repurchase Event
If a change of control repurchase event occurs with respect to a series of notes, which includes the occurrence of both a change of control and a ratings event (each as defined herein), unless we have previously or concurrently delivered or mailed a notice of redemption with respect to all the notes of such series as described above under “—Optional Redemption,” we will be required to make an offer to each holder of the notes of such series to repurchase all or any part (in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof) of that holder’s notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will electronically deliver or mail a notice to each holder (or otherwise sent in accordance with the procedures of DTC), with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is electronically delivered or mailed (the “Change of Control Payment Date”). The notice shall, if electronically delivered or mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes of the applicable series as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes of the applicable series, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes of such series by virtue of such conflict.
On the Change of Control Payment Date following a change of control repurchase event, we will, to the extent lawful:
(1)	accept for payment all the notes or portions of the notes (in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof) properly tendered pursuant to the offer;
(2)	deposit with the paying agent an amount equal to the change of control payment in respect of all the notes or portions of the notes properly tendered; and
(3)	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased.
The paying agent will promptly deliver to each holder of notes properly tendered the payment for the notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.
We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a (i) third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) we have previously or concurrently delivered or mailed a redemption notice with respect to all of the outstanding notes as described under “—Optional Redemption.”
If holders of not less than 90% in aggregate principal amount of the applicable outstanding series of notes validly tender and do not withdraw such notes in an offer to repurchase the notes upon a change of control repurchase event and we, or any third party making an offer to repurchase the notes upon a change of control repurchase event in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, such date of redemption specified in the notice (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations that would not constitute a change of control under the indenture but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens are contained in the covenant described under

“—Limitation on Liens.” Except for the limitations contained in such covenant and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.
We may not have sufficient funds to repurchase all the notes of an applicable series upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes of such series under the terms of our future debt instruments. See “Risk Factors—Risks Related to the Notes—The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control repurchase event.”
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
•
“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act, other than (x) us or one of our subsidiaries or (y) any employee benefit plan (or a trust forming a part thereof) maintained by us or any of our subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of our then-outstanding voting stock (measured by voting power rather than number of shares), provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) no person or group is the beneficial owner, directly or indirectly, of more than 50% of our voting stock (measured by voting power rather than the number of shares) immediately following that transaction or (b)(A) we become a direct or indirect wholly-owned subsidiary of another person and (B)(x) immediately following that transaction, a majority of the voting stock of such person is held by the direct or indirect holders of our voting stock immediately prior to such transaction and in substantially the same proportion as immediately prior to such transaction or (y) no person or group is the beneficial owner, directly or indirectly, of more than 50% of the voting stock (measured by voting power rather than the number of shares) of such person.

•	“change of control repurchase event” means the occurrence of both a change of control and a ratings event.
•	“Fitch” means Fitch Ratings, Inc. and its successors.
•
“investment grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

•
“rating agency” means, with respect to a series of notes, (1) each of Fitch and S&P; and (2) if either of Fitch or S&P ceases to rate such notes or fails to make a rating of such notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch or S&P, or both of them, as the case may be.

•
“ratings event” means, with respect to a series of notes, during the period commencing on the date of our first public announcement of any change of control (or pending change of control) (the “rating date”) and ending 60 days following consummation of such change of control (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the rating agencies), the rating of the applicable series of notes shall be reduced by both rating agencies and the notes are rated below investment grade by both rating agencies and are not, within such period, subsequently upgraded by both rating agencies to an investment grade rating; provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a ratings event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the ratings event).

•	“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
•
“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitation on Liens
We will not incur, nor will we permit any of our wholly owned U.S. subsidiaries to incur, any Liens upon any Principal Property of ours or any of our wholly owned U.S. subsidiaries, whether now owned or hereafter created or acquired, in order to secure Indebtedness of us or any of our wholly owned U.S. subsidiaries, in each case, unless prior to or at the same time, the notes are equally and ratably secured with (or, at our option, senior to) such secured Indebtedness until such time as such Indebtedness is no longer secured by such Lien.
The foregoing restriction does not apply to:
(1)
Liens on any Principal Property existing with respect to any person at the time such person becomes our subsidiary or a subsidiary of any of our subsidiaries, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2)
Liens on any Principal Property existing at the time of acquisition by us or any of our direct or indirect subsidiaries of such Principal Property (which may include any Principal Property previously leased by us or any of our subsidiaries and leasehold interests on such Principal Property) or Liens on any Principal Property to secure the payment of all or any part of the purchase price of such Principal Property, or Liens on any Principal Property to secure any Indebtedness incurred prior to, at the time of, or within 12 months after, the latest of the acquisition of such Principal Property or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Principal Property for the purpose of financing all or any part of the purchase price of the Principal Property and related costs and expenses, the construction or the making of the improvements;

(3)	Liens securing our Indebtedness or the Indebtedness of any of our subsidiaries owing to us or any of our subsidiaries;
(4)	Liens existing on the date of the initial issuance of the notes (other than any additional notes);
(5)
Liens on any Principal Property or assets of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, other disposition or other such transaction;

(6)	Liens created in connection with or to secure a non-recourse obligation or a project financed thereby;
(7)
Liens in connection with any sale, transfer, participation, pledge or other disposition of any receivables, payables, loans, leases, other payment rights (whether secured or unsecured) or other financial assets of us or any of our wholly owned U.S. subsidiaries and any assets related to the foregoing (including any equipment or other assets subject to any lease), and in each case with all ancillary rights, supporting obligations and rights under any related credit support or hedging arrangements, in connection with any asset based financing or asset sale transaction or series of related transactions (including, without limitation, future flow financings, factorings, participations, asset backed securitizations, covered bonds, asset based lending and similar financing structures) that may be entered into by us and our wholly owned U.S. subsidiaries in the ordinary course of business;
(8)	Liens created to secure the notes;
(9)
Liens imposed by law or arising by operation of law, including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, vendors’, and landlords’ Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, arising in the ordinary course of business, Liens arising out of judgments or awards against a person with respect to which such person shall then be proceeding with an appeal or other proceedings for review or the period within which such proceedings may be initiated shall not have expired and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(10)
Liens for taxes, fees, assessments or other governmental charges or levies not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(11)
Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return-of-money bonds and other obligations of a like nature;

(12)	Liens arising in connection with contracts and subcontracts with or made at the request of a Governmental Authority;
(13)
(i)Liens granted to secure Indebtedness (including other obligations related thereto) in whole or in part acquired, advanced, guaranteed, insured or otherwise supported by any Governmental Authority, or any export-import bank, export credit agency, development bank or agency or other similar agency or (ii) Liens in favor of any person who insures, assumes or secures credit risk or bad debt risk relating to any such Indebtedness referenced in clause (i) above in the ordinary course of business;

(14)
Liens securing obligations under any repurchase or securities lending agreement or transaction or other similar short-term financings under 365 days entered into by us or any wholly owned U.S. subsidiary, including, but not limited to, any Liens granted to intermediaries providing clearing, custody or similar services;

(15)
Liens incurred or deposits or pledges made for the purpose of complying with any cash collateralization requirements resulting from defaults by lenders under any syndicated letter of credit facility we or any wholly owned U.S. subsidiaries may have in place from time to time;

(16)	Permitted Liens; or
(17)
any extensions, renewals or replacements of any Lien referred to in clauses (1) through (16) without increase of the principal amount of the Indebtedness secured by such Lien (except to the extent of any fees, premiums, expenses or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any such clauses shall not extend to or cover any of our Principal Properties or the Principal Properties of any of our wholly owned U.S. subsidiaries, as the case may be, other than the Principal Property specified in such clauses and improvements to such Principal Property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our wholly owned U.S. subsidiaries will be permitted to incur Indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens on Principal Properties (not including Liens permitted under clauses (1) through (17) above) does not exceed the greater of (1) 10% of Consolidated Tangible Assets and (2) $5.8 billion, calculated as of the date of the creation or incurrence of the Lien. We and our wholly owned U.S. subsidiaries may also, without equally and ratably securing the notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

For purposes of the foregoing discussion, the following definition is applicable:
“Consolidated Subsidiary” means as of the time of determination and with respect to any person, any subsidiary of that person whose financial data is, in accordance with GAAP, reflected in that person’s consolidated financial statements.
“Consolidated Tangible Assets” means, at any date, Consolidated Total Assets minus (without duplication) the net book value of all assets which would be treated as intangible assets, as determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Assets” means, as of the time of determination, total assets of us and our Consolidated Subsidiaries as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q or any amendment thereto pursuant to the Exchange Act filed by us prior to the time as of which “Consolidated Total Assets” is being determined or, if we are not required to so file, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any applicable supranational bodies (such as the European Union or the European Central Bank).
“Indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
“Non-recourse Obligation” means Indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any of our direct or indirect subsidiaries, or (2) the financing of a project involving the development or expansion of our properties or any of our direct or indirect subsidiaries, in each case as to which the obligee with respect to such Indebtedness or obligation has no recourse to us or any of our direct or indirect subsidiaries or our or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Principal Property” means any real property and improvements thereon, including, without limitation, any manufacturing facility or plant or any portion thereof, office facility, including our principal corporate offices, warehouse, research facility or distribution center, located within the United States (other than its territories or possessions) and owned by the Company or any of its wholly owned U.S. subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of the Consolidated Tangible Assets of the Company, except any such property which the Company’s board of directors, in its good faith opinion, determines is not of material importance to the business conducted by the Company and its subsidiaries, taken as a whole, as evidenced by a board resolution.
“Permitted Liens” means:
(1)	Liens securing hedging obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;
(2)	Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;
(3)
Liens arising by reason of pledges or deposits necessary to qualify us or any subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions, social security obligations or other forms of governmental insurance or benefits;

(4)
Liens of any landlord on fixtures located on premises leased by us or a subsidiary, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

(5)
easements, zoning restrictions, minor irregularities in title, building or other restrictions, variances, covenants, rights-of-way and similar restrictions, encumbrances or charges on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character;

(6)
Liens in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege Liens and Liens in connection with good faith bids, tenders and deposits;

(7)	Liens arising under consignment or similar arrangements for the sale of goods;
(8)	Good faith deposits in connection with bids, tenders, contracts or leases, or deposits to secure our public or statutory obligations, or deposits for the payment of rent;
(9)
Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(10)
Liens securing reimbursement obligations with respect to letters of credit in the ordinary course of business that encumber cash, documents and other property relating to such letters of credit and proceeds thereof;

(11)	Liens in favor of us or any of our wholly owned U.S. subsidiaries;
(12)	Lessor’s interests under capital leases; and
(13)	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture.
Additional Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of any series ranking equally and ratably with the notes of the applicable series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional notes; provided that, if such additional notes of the applicable series are not fungible for U.S. federal income tax purposes with the notes of such series, such additional notes will have a different CUSIP, ISIN and/or any other identifying number. Any such additional notes will have the same terms as to status, redemption or otherwise as the notes of the applicable series.
Consolidation, Merger or Sale
Under the indenture, the Company may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (as defined herein), referred to as a “successor person,” unless
•	the successor person expressly assumes the Company’s obligations with respect to the notes and the indenture,
•
immediately after giving effect to the transaction, no event of default under the indenture shall have occurred and be continuing, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

•	we have delivered to the Trustee, the certificates, opinions or supplemental agreements required under the indenture.
Upon any such consolidation, merger, conveyance, or transfer (other than a lease) described above, the resulting or acquiring entity will be substituted for the predecessor entity with the same effect as if it had been an original party to such indenture. As a result, the successor entity may exercise rights and powers of its predecessor under such indenture, and such predecessor will be released from further liabilities and obligations thereunder.
The term “person” is defined in the indenture to mean any individual, corporation, partnership, joint venture, trust, association, joint stock company, unincorporated organization, limited liability company, government or agency or political subdivision thereof or any similar entity.
Events of Default
Each of the following will be an event of default under the indenture with respect to any series of notes:

•	failure to pay any interest or additional interest on that series of notes for 30 days after such interest becomes due,
•	failure to pay principal or premium, if any, on that series of notes when such principal or premium, if any, becomes due,
•	failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of notes,
•
a failure to perform by us or a breach by us, in any material respect, of any other covenant or warranty in the indenture, for 90 days after either the Trustee has given us or holders of at least 33% in principal amount of the outstanding notes of that series have given us and the Trustee written notice of such failure to perform or breach in the manner required by the indenture, or

•	specified events involving bankruptcy, insolvency or reorganization involving us, provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the Trustee responsible for the administration of the indenture receives written notice of the event at its corporate trust office.
An event of default of one series of notes is not necessarily an event of default for any other series of notes.
Other Terms Applicable to the Notes
After any declaration of acceleration of any series of notes, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if;
•	we have paid or deposited with the Trustee a sum sufficient to pay:
•	all overdue interest,
•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,
•	any interest on overdue interest, to the extent legally permitted, and
•	all amounts due to the Trustee under the indenture; and
•
all events of default with respect to that series of the notes, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

If an event of default occurs and is continuing, the Trustee will have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of that series of notes, unless the holders offer reasonable indemnity to the Trustee. The holders of a majority in principal amount of the outstanding notes of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that:
•	the direction is not in conflict with any law or the indenture,
•	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and
•
the Trustee will have the right to decline to follow the direction if the Trustee being advised by counsel determines that the action so directed may not lawfully be taken or would be unduly prejudicial to Holders not joining in such direction or would involve the Trustee in personal liability.

A holder of a debt security may only pursue a remedy under the indenture if:
•	the holder gives the Trustee written notice of a continuing event of default,
•	holders of at least 33% in principal amount of the outstanding notes of the applicable series make a written request to the Trustee to institute proceedings with respect to such event of default,
•	the holders offer indemnity reasonably satisfactory to the Trustee,
•	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of notes of that series do not give the Trustee a direction inconsistent with the request.
However, these limitations do not apply to a suit by a holder of a note demanding payment of the principal, premium, if any, or interest on a note on or after the date the payment is due.
We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any.
Defeasance
When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture with respect to a series of notes. If we deposit with the Trustee funds, government securities or a combination thereof sufficient to make payments on the notes of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indenture, then, at our option, either of the following will occur:
•	we will be discharged from our obligations with respect to the notes of that series (“legal defeasance”), or
•
we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the notes of that series, including our obligation to make payments on those notes, will survive (“covenant defeasance”).

If we legally defease the notes of any series, the holders of the notes affected will not be entitled to the benefits of the indenture, except for:
•	the rights of holders of notes of that series to receive, solely from a trust fund, payments in respect of such notes when payments are due,
•	our obligation to register the transfer or exchange of the notes of that series,
•	our obligation to replace mutilated, destroyed, lost or stolen notes of that series, and
•	our obligation to maintain paying agencies and hold moneys for payment in trust.
We may legally defease the notes of any series notwithstanding any prior exercise of our option of covenant defeasance in respect of notes of such series.
We will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the notes to recognize gain or loss for federal income tax purposes and that the beneficial owners would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.
Actions Not Requiring Consent of Holders
We may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the notes in order to:
•	evidence the succession of another person to us, or successive successions, and the assumption of our covenants, agreements and obligations by the successor,
•	add to our covenants for the benefit of the holders of any series of notes or to surrender any of our rights or powers,
•	add any additional events of default for the benefit of the holders of any series of notes,
•	add to or change any provision of the indenture to the extent necessary to issue notes in uncertificated form,
•
to add to or change any provision to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the notes; provided that such action does not adversely affect the interests of the holders of any series of the notes in any material respect,

•
add to, change or eliminate any provision of the indenture applying to one or more series of Notes, provided that if such action adversely affects the interests of any holder of any series of notes in any material respect, such addition, change or elimination will become effective only when no such notes of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power conferred upon us by the indenture,

•	establish the forms or terms of any series of notes,
•	provide for uncertificated securities in addition to certificated securities,
•	evidence and provide for successor Trustees and to add to or change any provisions of the indenture to the extent necessary to appoint a separate Trustee or Trustees for any series of notes,
•	cure any ambiguity, defect or inconsistency under the indenture or to conform any provision in the indenture applicable to the notes of any series to this “Description of Notes”,
•
make other provisions with respect to matters or questions arising under the indenture, provided that, such action does not adversely affect the interests of the holders of any series of notes in any material respect,

•
supplement any provisions of the indenture necessary to defease and discharge any series of notes, provided that such action does not adversely affect the interests of the holders of any series of notes in any material respect,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any notes are listed or traded,
•	secure the notes,
•	add to or change or eliminate any provision of the indenture as shall be necessary in accordance with any amendments to the Trust Indenture Act of 1939,
•
provide for the payment by us of additional amounts in respect of taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto, or

•
add guarantors or co-obligors with respect to the notes or release a guarantor or co-obligor from its obligations under its guarantee or the indenture in accordance with the applicable provisions of the indenture.

Actions Requiring Consent of Holders
We may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of the notes of any series if we obtain the consent of the holders of not less than a majority in principal amount of the outstanding notes affected by such supplemental indenture (voting as a single class). However, without the consent of the holders of each outstanding note affected by the supplemental indenture, we may not enter into a supplemental indenture that:
•
extend the stated maturity of the principal of, or any installment of principal of or interest on, any note, reduces the principal amount of, or any premium or rate of interest on, any note, or change the priority of payment of any series of notes,

•	reduces the amount of principal of an original issue discount note or any other note payable upon acceleration of the maturity thereof,
•	changes the currency of payment of principal, premium, if any, or interest,
•	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any note,
•
reduces the percentage in principal amount of outstanding notes the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults of the indenture,

•
makes modifications to the provisions for modification of the indenture and for waivers, except to increase the principal amount of notes necessary to consent to any such change or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each outstanding note affected by such change, or

•	modify, without written consent of the Trustee, the rights, duties or immunities of the Trustee.
Satisfaction and Discharge
We may discharge our obligations under the indenture with respect to any series of notes if (1) all outstanding notes of such series have become due and payable, (2) all outstanding notes of such series will become due and payable at their stated maturity within one year of the date of deposit or (3) all outstanding notes of such series are called for redemption within one year, and in each case, we have deposited with the Trustee an amount of funds, government securities or a combination thereof sufficient to pay and discharge all outstanding notes of such series on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indenture with respect to such series of notes.

BOOK-ENTRY; DELIVERY AND FORM
The notes will be issued in registered global form in minimum denominations of $2,000 and multiples of $1,000 in excess of that amount. The notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the “global notes.” Each such global note will be deposited upon issuance with the trustee for the notes as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.
Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global notes beneficially owned by such participants.
Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except as described below. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.
So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture governing the notes. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture governing the notes. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture governing the notes.
We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture governing the notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of us, the Trustee, any of our other agents or any agents of the Trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
If DTC is at any time unwilling or unable to continue as depositary for the global notes, and we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue the notes in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.
DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Same-Day Settlement and Payment
All payments of principal and interest on the notes will be made by us in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of notes to non-U.S. holders (as defined below) that acquire the notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“U.S. Treasury Regulations”), judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances, including, for example, entities or arrangements classified as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax exempt entities, common trust funds, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, dealers in securities or currencies, individual retirement accounts and other tax deferred accounts and persons in special situations, such as those who hold the notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments. This summary applies only to beneficial owners of notes that hold such notes as capital assets (generally, property held for investment purposes) for U.S. federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate tax, Medicare contribution tax, any alternative minimum tax, special tax accounting rules under Section 451(b) of the Code or other U.S. federal tax laws or under the laws of any state, local or non-U.S. jurisdiction. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders should consult their tax advisors as to the particular U.S. federal tax considerations to them of the acquisition, ownership and disposition of notes, as well as the effects of other U.S. federal, state, local and non-U.S. tax laws.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of notes who, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity that is subject to tax as a corporation) that is created or organized under the laws of the United States, or any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust (A) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (B) that validly elects under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” is a holder that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is the beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entity or arrangement should consult their tax advisor.
It is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount.
Interest
A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on interest paid on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, in the case of certain applicable tax treaties, if such interest is not attributable to a permanent establishment or fixed base within the United States by the non-U.S. holder) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation directly or indirectly related to us through stock ownership, and (C) certifies to its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or other applicable form) and no withholding is required pursuant to FATCA (as discussed below).
Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain applicable tax treaties, is attributable to a permanent establishment or fixed base within the United States) (generally, by providing an IRS Form W-8ECI).

However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain applicable tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may also be subject to a 30% U.S. branch profits tax (or lower treaty rate, if applicable). If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain applicable tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will generally be subject to U.S. withholding tax on interest payments, currently at a rate of 30%.
To claim an exemption from or a reduced rate of withholding under an applicable tax treaty, a non-U.S. holder must generally provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form).
Disposition
A non-U.S. holder will generally not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange or other disposition of a note (except to the extent such amount is attributable to accrued but unpaid stated interest, which would be taxable as described above), unless:
(1)
the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to a permanent establishment or fixed base within the United States); or

(2)	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in of the disposition and certain other conditions are satisfied.
If the first exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources (including gains from the sale, exchange, or other disposition of the notes) exceed its timely reported capital losses allocable to U.S. sources.
Foreign Account Tax Compliance Act
Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on the notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable payor that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. If an interest payment is both subject to withholding under the Foreign Account Tax Compliance Act and subject to the withholding tax discussed above under “-Interest,” an applicable withholding agent may credit the withholding under the Foreign Account Tax Compliance Act against, and therefore reduce, such other withholding tax. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING
Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally, and not jointly, agreed to purchase the principal amount of the notes indicated in the following table.

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Citigroup Global Markets Inc.	$	$	$
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Total	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering prices, in the case of the 20   notes, of up to   % of the principal amount of the 20   notes, in the case of the 20   notes, of up to   % of the principal amount of the 20   notes and, in the case of the 20   notes, of up to   % of the principal amount of the 20   notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price, in the case of the 20   notes, of up to   % of the principal amount of the notes, in the case of the 20   notes, of up to   % of the principal amount of the notes and, in the case of the 20   notes, of up to   % of the principal amount of the notes. If all the notes are not sold at the initial public offering prices of the notes, the underwriters may change the offering prices of the notes and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
It is expected that delivery of the notes will be made against payment therefor on or about    , 2026, which is the second business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.
Each series of the notes is a new issue of securities with no established trading market. The underwriters have advised us that they currently intend to make markets in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $    million.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or under certain circumstances to contribute to payments which the underwriters may be required to make in that respect.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, engaged, and may in the future engage in, various investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they received or will receive customary fees and commissions. Certain affiliates of the underwriters for this offering are lenders under our Credit Facilities, and Morgan Stanley & Co. LLC is serving as financial advisor to us and J.P. Morgan Securities LLC is serving as a financial advisor to Xignux in connection with the Prolec Acquisition.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID”) II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”).

Consequently, no key information document required by the Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA (each, a “Relevant State”) will be made pursuant to an exemption under the EU Prospectus Regulation from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the EU Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”). Consequently no key information document required by Regulation (EU) No 1286/2014, as it forms a part of domestic law by virtue of EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the U.K. PRIIPs Regulation.
France
Neither this prospectus nor any other offering material relating to the notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the notes has been or will be:
(a)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
(b)	used in connection with any offer for subscription or sale of the notes to the public in France.
Such offers, sales and distributions will be made in France only:
(a)
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
(c)
in a transaction that, in accordance with article L.411-2-II-1”-or-2”-or 3” of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Hong Kong
The notes (i) have not and may not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the

“C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and (ii) no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Korea
The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.
Singapore
This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Singapore Securities and Futures Act Product Classification
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulation 2018 (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan
The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances that constitute an offer or a solicitation of an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.
United Arab Emirates
The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon for GE Vernova by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The financial statements of GE Vernova Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus supplement, and the effectiveness of GE Vernova Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement, but the registration statement includes additional information and exhibits.
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at www.sec.gov. We make available, free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are posted on our website at www.gevernova.com/investors.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on January 29, 2026;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 28, 2025;

•	our Current Report on Form 8-K, filed with the SEC on January 21, 2026; and
•
the description of our capital stock contained in Amendment No. 1 to our Registration Statement on Form 10, filed with the SEC on March 5, 2024, as amended by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on January 29, 2026, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
GE Vernova Inc.
58 Charles Street
Cambridge, MA 02141
(617) 674-7555
Attention: Investor Relations

Prospectus
GE Vernova Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units
We may offer, issue and sell, together or separately, from time to time in one or more offerings:
•	shares of our common stock;
•	shares of our preferred stock, which may be issued in one or more series;
•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;
•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities; and
•	units, each representing ownership of two or more securities described in this prospectus in any combination.
We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 6 before you make your investment decision.
We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Our common stock is listed on the New York Stock Exchange under the trading symbol “GEV.” On January 28, 2026, the last reported sale price of our common stock as reported on the New York Stock Exchange was $711.59 per share. Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may offer and sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.
When used in this prospectus, the terms “GE Vernova,” “Company,” “we,” “our” and “us” refer to GE Vernova Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a web site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at www.sec.gov. We make available, free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are posted on our website at www.gevernova.com/investors.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on January 29, 2026;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 28, 2025;

•	our Current Report on Form 8-K, filed with the SEC on January 21, 2026; and
•
the description of our capital stock contained in Amendment No. 1 to our Registration Statement on Form 10, filed with the SEC on March 5, 2024, as amended by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on January 29, 2026, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
GE Vernova Inc.
58 Charles Street
Cambridge, MA 02141
(617) 674-7555
Attention: Investor Relations

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements can often be identified by the use of forward-looking language such as “believe,” “expect,’’ “guidance,” “outlook,” “anticipate,” “intend,” “plan,” “estimate,” “will,” “may,” and negatives or derivatives of these or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.
There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.
As set forth more fully under “Part I, Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each of which is incorporated by reference herein, important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following:
•	Quality issues or safety failures among our products, solutions, or services;
•	Significant supply chain or logistics disruptions, including cost or availability of materials or components;
•	Disruptions or capacity constraints at our manufacturing or operating facilities;
•	Our ability to manage our costs and achieve anticipated cost savings;
•	Our ability to execute and estimate long-term service obligations;
•	Our ability to successfully compete;
•	Our ability to innovate and successfully commercialize new technologies and manage our product cycles;
•	Achieving expected benefits from strategic transactions, joint ventures, and other third-party collaborations;
•	Issues with grid connectivity or our customers’ ability to sell generated electricity;
•	Our ability to manage customer and counterparty relationships and contracts;
•	Our ability to maintain our investment grade credit ratings;
•	Our access to capital or credit markets or other financing on acceptable terms;
•	Decarbonization and energy-transition dynamics;
•	Changes in energy, environmental, and tax laws and policies;
•	Challenges of operating globally, including complex legal, regulatory, and compliance risks;
•	Natural disasters, physical effects of climate change, pandemics, and other emergencies;
•	Geopolitical events;
•	Our ability to meet sustainability expectations, standards, and goals;
•	International trade policies;
•	Our ability to obtain, maintain, and comply with approvals, licenses, and permits;

•	Our ability to comply with laws and regulations and related compliance costs;
•	Impacts from claims, litigations, regulatory proceedings, and enforcement actions;
•	Our ability to attract and retain highly qualified personnel and impacts from any labor disputes or actions;
•	Our ability to secure, deploy and protect our intellectual property rights and defend against third-party claims;
•	Foreign currency impacts;
•	Our ability to realize the benefits from our Spin-Off (as defined herein) from, and our obligations to, General Electric Company (“GE”);
•	Our capital allocation plans, including the timing and amount of any dividends, share repurchases, acquisitions, organic investments, and other priorities;
•	The price, availability, volatility, and trading volumes of our common stock;
•	The amount and timing of our cash flows and earnings;
•	The impact of cybersecurity or data security incidents; and
•	Other changes in macroeconomic and market conditions and volatility.

THE COMPANY
We are a global leader in the electric power industry, with products and services that generate, transfer, orchestrate, convert, and store electricity. We design, manufacture, deliver, and service technologies to create a more reliable, secure, and sustainable electric power system, enabling electrification and decarbonization, underpinning the progress and prosperity of the communities we serve. We are a purpose-built company, positioned with a unique scope and scale of solutions to help accelerate the energy transition, while servicing and growing our installed base and strengthening our own profitability and stockholder returns. We have a strong history of innovation, which is a key strength enabling us to meet our customers’ needs.
The breadth of our portfolio also enables us to provide an extensive range of technologies and integrated solutions to help advance our customers’ energy and sustainability goals. Our installed base generates approximately 25% of the world’s electricity. We build, modernize, and service power systems to help our customers electrify their operations and economies, meet power demand growth, improve system reliability and resiliency, and navigate the energy transition through limiting and reducing emissions. The portfolio of equipment and services that we deliver is diversified across technology types and is adaptable based on electric power market conditions and demand.
We report three business segments that are aligned with the nature of equipment and services they provide, specifically Power, Wind, and Electrification. Within our segments, Power includes gas, nuclear, hydro, and steam technologies, providing a critical foundation of dispatchable, flexible, stable, and reliable power. Our Wind segment includes our wind generation technologies, inclusive of onshore and offshore wind turbines and blades. Electrification includes grid solutions, power conversion and storage, and electrification software technologies required for the transmission, distribution, conversion, storage, and orchestration of electricity from point of generation to point of consumption.
Our principal executive office is located at 58 Charles Street, Cambridge, Massachusetts 02141, and our telephone number is (617) 674-7555. We maintain a website at www.gevernova.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS
Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequent filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes.

DESCRIPTION OF SECURITIES
This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants and units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK
General
The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation and our bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “GE Vernova,” the “Company,” “we,” “our” and “us” refer to GE Vernova Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.
Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors (“Board”) and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists. However, unless required pursuant to the terms of any certificate of designations relating to any series of preferred stock, such amendment does not require a separate vote of any holders of shares of common stock or preferred stock. The Company has specifically opted out of the provisions of Section 242(b)(2) of the DGCL.
Common Stock
Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of any dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by our Board out of funds legally available for this purpose.
Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.
The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designations as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.
Our certificate of incorporation authorizes our Board to designate and issue from time to time shares of our preferred stock in one or more series without stockholder approval. Our Board may fix and determine the designations, powers, preferences and relative, participating, optional, or other rights if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

Certain Provisions of Delaware Law, Our Certificate of Incorporation, and Our Bylaws
Certificate of Incorporation and Bylaws
Certain provisions in our certificate of incorporation and our bylaws summarized below may be deemed to have an anti-takeover effect.
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Board Classification. Our certificate of incorporation provides that, until the conclusion of our fifth annual meeting of stockholders following our spin-off from GE on April 2, 2024 (the “Spin-Off”), which we expect to hold in 2029, our Board will be divided into three classes of directors. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. The directors designated as Class I directors have terms expiring at the annual meeting of stockholders in 2028. The directors designated as Class II directors have terms expiring at the annual meeting of stockholders to be held in 2026, and the directors designated as Class III directors have terms expiring at the annual meeting of stockholders to be held in 2027. Any director elected at the annual meeting of stockholders held in 2026, 2027, or 2028, will have a term expiring at the fifth annual meeting of stockholders following the Spin-Off and will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Commencing with the fifth annual meeting of stockholders following the Spin-Off, directors of each class will be elected annually and will hold office until our next annual meeting of stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation, disqualification, or removal.

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Removal of Directors. Our certificate of incorporation provides that (i) prior to our Board being declassified as discussed above, our stockholders may remove directors only for cause and (ii) after our Board has been fully declassified, our stockholders may remove directors with or without cause. Removal will require the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.

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Vacancies. Our certificate of incorporation provides that any vacancies in our Board will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Prior to the conclusion of our fifth annual meeting of stockholders following the Spin-Off, any director elected to fill a vacancy on our Board will hold office until the expiration of the term of office that coincides with the remaining term of the class of directors to which he or she is elected or of the director he or she replaced, as applicable, and in each case until his or her earlier death, resignation, disqualification or removal. From and after the conclusion of our fifth annual meeting of stockholders following the Spin-Off, any director chosen to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.

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Blank Check Preferred Stock. Our certificate of incorporation authorizes our Board to issue, without any further vote or action by the stockholders, up to 100,000,000 shares of preferred stock from time to time in one or more series.

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No Stockholder Action by Written Consent. Our certificate of incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

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Special Stockholder Meetings. Our bylaws provide that the Board or a stockholder of record who is acting on behalf of one or more beneficial owners who collectively hold at least 25% of the voting power of all outstanding shares of our common stock will be able to call, or cause to be called, a special meeting of stockholders.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our bylaws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting; unless, however, (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting or (B) no annual meeting was held during the prior year. In the case of special meetings, proper notice must be given no earlier than the 120th day prior to the relevant meeting and no later than the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting. Such notice must include information specified in the bylaws with respect to each stockholder nominating persons for election to the Board or proposing other business and certain related persons, information with respect to such person’s nominees to the Board (if applicable), and certain representations and undertaking relating to the nomination or proposal, in each case as specified in our bylaws.
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Proxy Access. Our bylaws allow one or more stockholders (up to 20, collectively), owning at least 3% of our outstanding shares continuously for at least three years, to nominate for election to our Board and to be included in our proxy materials up to the greater of two individuals or 20% of our Board, only by sending proper notice to our secretary.

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Amendments to Certificate of Incorporation and Bylaws. The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend a corporation’s certificate of incorporation, subject to any class vote requirements and unless the certificate of incorporation specifies a higher threshold. Our certificate of incorporation does not provide for a higher threshold. The DGCL also provides that a board of directors may be granted authority to amend a corporation’s bylaws if so stated in the corporation’s certificate of incorporation, and our certificate of incorporation provides that our Board may amend our bylaws. Under Delaware law, stockholders also have the power to amend bylaws, and our certificate of incorporation provides that the bylaws may be amended by the affirmative vote of holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class.

Delaware Takeover Statute
We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our certificate of incorporation includes such an exculpation provision. Our bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of GE Vernova, or for serving at our request as a director, officer, employee, or agent at another corporation or enterprise, as the case may be. Our bylaws also provide that we must indemnify and advance expenses to our directors, officers, and employees, subject to our receipt of an undertaking from the indemnified party to repay all amounts advanced if it should be ultimately determined that the indemnified party is not entitled to be indemnified under our bylaws or otherwise.
Exclusive Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder to us or our stockholders, any action asserting a claim arising pursuant to the DGCL, the certificate of incorporation, or the bylaws, or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware lacks jurisdiction over such action, the action may be brought in another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then in the United States District Court for the District of Delaware. Additionally, our certificate of incorporation states that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Listing
Our common stock is listed on the New York Stock Exchange under the symbol “GEV.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York Mellon, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;
•	any applicable subordination provisions for any subordinated debt securities;
•	the maturity date(s) or method for determining same;
•	the interest rate(s) or the method for determining same;
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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	redemption or early repayment provisions;
•	authorized denominations;
•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;
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whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;
•	the amount of discount or premium, if any, with which the debt securities will be issued;
•	any covenants applicable to the particular debt securities being issued;
•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	any restriction or conditions on the transferability of the debt securities;
•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our common stock, shares of our preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.
The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:
•	the offering price;
•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;
•	the number of warrants offered;
•	the exercise price and the amount of securities you will receive upon exercise;
•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;
•	the rights, if any, we have to redeem the warrants;
•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;
•	the name of the warrant agent; and
•	any other material terms of the warrants.
After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF UNITS
We may issue units consisting of two or more securities described in this prospectus in any combination.
The particular terms of the units will be described in the applicable prospectus supplement, including, to the extent applicable, the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, any provision for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units and whether the units will be issued in fully registered or global form. The description in an accompanying prospectus supplement of any unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable unit agreement and any accompanying prospectus supplement in their entirety.

PLAN OF DISTRIBUTION
We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	to underwriters for resale to purchasers;
•	directly to purchasers;
•	through agents or dealers to purchasers;
•	through a combination of any of these methods; or
•	through any other method described in the applicable prospectus supplement or free writing prospectus.
In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.
EXPERTS
The financial statements of GE Vernova Inc. incorporated by reference in this Prospectus, and the effectiveness of GE Vernova Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

$

GE Vernova Inc.
$  % Senior Notes due 20
$  % Senior Notes due 20
$  % Senior Notes due 20
PRELIMINARY PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
Citigroup
J.P. Morgan
Morgan Stanley
The date of this prospectus supplement is     , 2026.